SETTLEMENT & MUTUAL RELEASE OF ALL CLAIMS AGREEMENT

This Settlement and Release of All Claims Agreement (“Agreement”) is entered into as of October 10, 2017 (the "Execution Date"), by and between Marijuana Company of America, Inc., a Utah corporation (“MCOA”), on behalf of itself and its subsidiaries, corporate affiliates, and each of its respective present and former employees, officers, directors, owners, shareholders, and agents, individually and in their official capacities, (collectively referred to herein as, the “MCOA Group”), and Tangiers Global LLC, a Wyoming limited liability company (“Tangiers”). MCOA and Tangiers may be referred to individually as a “Party” and are collectively referred to herein as the “Parties”).

Recitals

WHEREAS, On July 25, 2017, MCOA entered into a material definitive agreement with Tangiers consisting of the following mutually dependent transactional agreements (“Transaction Agreements”)[1]:

A.	An “Investment Agreement” wherein Tangiers agreed to invest up to five million dollars ($5,000,000) to purchase MCOA’s common stock, par value $0.001 per share, (“common stock”) based upon an exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933, and Section 506 of Regulation D promulgated thereunder.

B.	A “Registration Rights Agreement,” executed by MCOA as an inducement to Tangiers to execute and deliver the Investment Agreement, whereby MCOA agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, and applicable state securities laws, with respect to shares of common stock issuable for Tangiers’s investment pursuant to the Investment Agreement.

C.	A “Fixed Convertible Promissory Note” in the principal sum of two hundred and fifty thousand dollars ($250,000), bearing guaranteed interest at the rate of ten percent (10%), and due and payable within seven months from the effective date, unless such principal sum and guaranteed interest and any other interest, fees, liquidated damages and/or items due to Tangiers, is repaid or converted beforehand into common stock at a price equal to $0.0125 per share. On or about July 25, 2017, Tangiers funded this note in the amount of eighty-five thousand dollars ($85,000.00). As of the date of this Agreement, there exists outstanding guaranteed interest of eight thousand five hundred dollars ($8,500.00), and additional interest based upon the default rate equal to the lower of 20% per annum or the highest rate permitted by law. Principal and interest now due under the note is ninety-three thousand, five hundred dollars ($93,500.00). The total amount due and owing to affect a prepayment of this note is one hundred and twelve thousand, two hundred dollars ($112,200.00).

D.	A “Fixed Convertible Promissory Note” in the amount of fifty thousand dollars ($50,000), bearing interest at the rate of ten percent (10%) due and payable on February 25, 2018, and convertible into common stock at a price equal to $0.0125 per share, to the extent the principal sum and guaranteed interest and any other fees, liquidated damages and/or items due to Tangiers is not repaid or converted into common stock in accordance with the terms of the note. As of the date of this Agreement, there exists outstanding principal of fifty thousand dollars ($50,000.00), and additional interest of five thousand dollars ($5,000.00) equaling a total of fifty-five thousand dollars ($55,000.00).

[1] The Transaction Agreements are included with this Agreement as Exhibits, incorporated herein by reference as though fully set out.

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E.	A “Common Stock Purchase Warrant Agreement” providing Tangiers with the right, but not the obligation, to subscribe for and purchase from MCOA up to ten million (10,000,000) shares of MCOA Common Stock, with a par value of $0.001 per share, subject to the terms and conditions set out in the common stock purchase warrant agreement.

WHEREAS, part and parcel of MCOA’s obligations under the Registration Rights Agreement and Investment Agreement included MCOA qualifying for an up listing to the OTC Markets “OTCQB” trading tier.

WHEREAS, MCOA timely applied for up listing to the OTC Markets OTCQB tier, but its application was rejected, and as a direct and proximate result, terms and conditions of the Registration Rights Agreement and Investment Agreement were unable to be met.

WHEREAS, certain disagreements and disputes have arisen between the Parties concerning the Transaction Agreements and the Parties relative rights and obligations thereunder, and the Parties, after communicating in good faith, have determined it in their respective best interests and an exercise of prudent business judgment to resolve the outstanding disagreements and disputes.

NOW, THEREFORE, in consideration of the promises and obligations set forth herein, the Parties agree as follows:

1.                  Incorporation of Recitals. The Parties acknowledge that all of the representations and Exhibits set forth in the Recitals of this Agreement are incorporated herein by reference and made a material part of this Agreement with the same force and effect as if fully set out. The Parties agree to waive any rule of contract construction or legal presumption that would prohibit any court of competent jurisdiction from construing or enforcing this Agreement based upon the contents of the Recitals above.

2.                  No Admission of Liability. Nothing herein shall be construed to be an admission by the Parties of any wrongdoing or noncompliance with any federal, state, city, or local rule, ordinance, constitution, statute, contract, regulation, public policy, tort law, common law, or of any other kind or sort of unlawful conduct, liability, wrongdoing, or breach of any duty whatsoever. The Parties specifically disclaim and deny any wrongdoing or liability to each other.

3.                  Payment. In consideration for each Party’s execution, non-revocation of, and compliance with this Agreement, including their mutual waiver and release of claims in section 4:

3.1 MCOA agrees to pay Tangiers one hundred and sixty-seven thousand, two hundred dollars ($167,200) (the “Settlement Payment”) not later than 5:00 pm Pacific Standard Time, Wednesday, October 11, 2017 , based on the terms outlined below, provided that Tangiers has not revoked this Agreement:

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(a)                The Settlement Payment is in full satisfaction of any and all claims Tangiers may have for alleged economic and non-economic damages of any kind including, but not limited to: any and all claims, actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses of any nature whatsoever, known or unknown, in law or equity, in contract or tort arising out of the facts contained in the Recitals, as well as any other claims based on constitutional, statutory, common law, or regulatory grounds.

(b)               Further, the Settlement Payment is in full satisfaction of all claims Tangiers may have for attorneys' fees, costs, ancillary costs and fees, administrative fees, and any other claims to money owed under the Transaction Agreements, incurred up to and including Execution Date of this Agreement.

3.2 As additional consideration, MCOA agrees to issue and deliver to Tangiers three million (3,000,000) shares of its restricted common stock (the “Settlement Shares”) within five (5) business days of the Execution Date. The restricted common stock shall be fully paid and non-assessable and carry the customary restrictive legend. MCOA shall be liable for the payment of all costs of issuance and delivery to Tangiers. The Settlement Shares shall be delivered to: Tangiers Global, LLC, EIN: 81-1631927.

(a) Tangiers acknowledges that the Settlement Shares are “restricted securities” that may not be offered or sold or transferred by Tangiers without compliance with the registration requirements of the Securities Act of 1933, unless, in the opinion of counsel to MCOA, an exemption from registration is available and has been complied with. MCOA, upon receipt of an opinion of counsel of Tangiers that the Settlement Shares may be sold pursuant to Rule 144 without any restriction, shall cause its transfer agent to deliver to Tangiers, or to Tangiers’ authorized designee, no later than four (4) business days after receipt of the opinion of counsel, a certificate or certificates, which certificate(s) shall be free of restrictive legends or trading restrictions, representing the free trading Settlement Shares. In lieu of delivering a physical certificate, and provided the Company’s transfer agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer (“FAST”) system, the Company shall instead cause its transfer agent to electronically transmit the free trading Settlement Shares to Tangiers, by crediting the account of Tangiers’ broker with DTC through its Deposits and Withdrawal at Custodian (“DWAC”) program. Upon Tangiers’ written request for its qualification for a legal exemption from registration, MCOA agrees to commission and pay for a written legal review and opinion regarding Rule 144 compliance within three (3) business days of Tangiers’ request, and to act in good faith to have the restrictive legend removed no later than four (4) business days. MCOA agrees to be responsible for all costs related to the Rule 144 legal opinion and transfer agent fees.

(b) Tangiers further acknowledges and agrees that its acquisition of the restricted common stock involves risks. Tangiers (i) either alone or together with its representatives, has such knowledge and experience in ﬁnancial and business matters as to be capable of evaluating the merits and risks of this investment, and make an informed decision to so invest, and has so

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evaluated the risks and merits of such investment; (ii) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment; (iii) understands the terms of, and the risks associated with the acquisition of the restricted shares, including, without limitation, a lack of liquidity, price transparency or pricing availability and risks associated with the industry in which MCOA operates; and, (iv) has had the opportunity to review such disclosures regarding MCOA and its business, ﬁnancial condition and its prospects as Tangiers has determined to be necessary in connection with the acquisition of the restricted shares. Tangiers is an “accredited investor" as that term is defined in Regulation D promulgated under the Securities Act of 1933.

(c) It is understood that the stock certificates evidencing the Settlement Shares will bear a legend substantially in the form set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. PURCHASERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

(d) Tangiers acknowledges that it has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of MCOA concerning an investment in the restricted securities, and any additional information that Tangiers has requested.

(e) Tangiers is not acquiring the Settlement Shares as a result of any advertisement, article, notice or other communication regarding the restricted shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement. Tangiers is acquiring the restricted shares for its own account, and not as an underwriter for MCOA. Without in any way limiting the representations set forth above, Tangiers further agrees not to make any disposition of all or any portion of the restricted shares except in compliance with applicable securities laws and the terms of this Agreement.

3.3 Upon Tangiers receipt of the Settlement Payment and confirmation the Settlement Shares have been delivered, the Parties agree that the Transaction Agreements shall be deemed satisfied in full, terminated and of no further force or effect. Tangiers represents and warrants that it has no other agreements or contracts with the Company other than the Transaction Agreements.

4.                  General Mutual Release and Waiver of Claims by MCOA, MCOA Group, & Tangiers. In exchange for the promises made by the Parties in this Agreement, Tangiers, MCOA, and the MCOA Group, including all their respective directors, officers, shareholders, corporations, subsidiaries, heirs, executors, administrators, and assigns, (collectively the

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"Releasors", such parties being released hereunder, the “Realeasees”) forever waive, release, and discharge each other from any and all claims, demands, causes of actions, fees, damages, liabilities, and expenses (inclusive of all attorneys' fees) of any kind whatsoever, whether known or unknown, that Tangiers, MCOA, and the MCOA Group have or ever had against each other, by reason of any actual or alleged acts, omissions, transactions, practices, conduct, occurrences, including, but not limited, any claims or causes of action arising under any of the Transaction Agreements, up to and including the Execution Date of this Agreement, including, but not limited to:

(a)                any claims arising under tort, contract, or quasi-contract law, including but not limited to claims of breach of an express or implied contract, tortious interference with a contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, negligence, or any other harm whatsoever; and

(b)               any and all claims for monetary or equitable relief, including, but not limited to, attorneys' fees and costs, penalties of any kind arising from the Transaction Agreements, punitive damages and liquidated damages.

4.1       Future Suits and Proceedings. Except as for any specific rights created by virtue of this Agreement, the Parties promise not to institute any future suits or proceedings at law or in equity or any administrative proceedings against each and the other for or on account of any claim or cause of action arising specifically out of the facts in the Recitals.

4.2       Civil Code Section 1542 Waiver. This is intended as a full and complete mutual release and discharge of any or all claims that the Parties may or might have or had against each other or the Releasees regarding any interaction, course of dealings or relationship between the Parties, the Transaction Agreements and the facts in the Recitals, and the Parties do so in full settlement, release and discharge of any and all such claims, and intends to and does hereby release and discharge each other and the Releasees of and from any and all liability of any nature whatsoever for: (i) all damages, including, but not limited to, all past, present and future rights to recover for sums of money for any and all actual damages, consequential damages, compensatory damages; (ii) past, present and future loss of profits, loss of business value, inventory damage or destruction, damages to intangible assets including damages to business relationships, and any other category of damages the Parties may have had the right to recover under California law; and, (iii) as well as for all consequences, effects and results thereto and resulting damages to the Parties, whether the same or any circumstances pertaining thereto are now known or unknown to the Parties or anyone else, expected or unexpected by the Parties or anyone else, or have already appeared or developed or may now be latent or may in the future appear or develop or become known to the Parties or anyone else, and all rights under Section 1542 of the Civil Code of the State of California are hereby expressly waived by the Parties, who understand, and have had the opportunity to meet and confer with counsel of their choice as to the effects of waiving Section 1542, that said Section provides as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor."

___________________ [MCOA Initial]

___________________ [Tangiers Initial]

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5.                  Confidentiality. The Parties represent, warrant, and confirm that they have not disclosed or discussed, orally or in writing, the negotiations and discussions leading to this Agreement, the existence of this Agreement, or any of its terms or conditions with any person, organization or entity other than its respective attorney or tax advisor. The Parties agrees to maintain confidentiality, except as required by law, regarding the Transaction Agreements, the negotiations and discussions leading to this Agreement, and the existence and substance of this Agreement, including the amounts paid under this Agreement, except that the Parties may disclose this Agreement to their respective attorneys and tax advisors. Upon receipt of an inquiry regarding this Agreement from someone other than a respective Party’s attorney or tax consultant, such Party shall state only that "the matter has been resolved." If either Party is required by law or pursuant to a subpoena to disclose information regarding this Agreement, such Party agrees that it shall promptly provide written notice to the other Party, and allow that Party to take whatever legal action it deems appropriate to limit or seal this Agreement and the Transaction Agreements. Should MCOA, after notice from Tangiers, determine that it is in its best interests to seek a protective order, or court seal, it shall be liable to pay for all costs and fees with respect to that decision.

6.                  Confidential Information. MCOA has not provided Tangiers with any material inside information that would prohibit Tangiers from engaging in any securities transaction. Notwithstanding the foregoing, Tangiers understands and acknowledges that due to the Transaction Agreements it may have had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to the MCOA and its businesses and existing and prospective customers, suppliers, investors, and other associated third parties ("Confidential Information"). Tangiers further understands and acknowledges that this Confidential Information and MCOA’s ability to reserve it for the exclusive knowledge and use of MCOA is of great competitive importance and commercial value to MCOA, and that improper use or disclosure of the Confidential Information by Tangiers might cause MCOA to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations and pending negotiations, know-how, trade secrets, databases, material, sources of material, supplier information, vendor information, financial information, results, MCOA accounting information, MCOA accounting records, legal information, marketing information, advertising information, pricing information, credit information, supplier lists, vendor lists, graphics, drawings, sketches, market studies, sales information, formulae, notes, communications, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client

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information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of MCOA and/or the MCOA Group or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to MCOA in confidence. Information generally known to the public is not Confidential Information.

Tangiers understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified or treated as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

To the extent that Tangiers may be in the possession of any Confidential Information, it agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever not having a need to know and authority to know and use the Confidential Information in connection with the business MCOA or the MCOA Group and, in any event, not to anyone outside of the direct employ of MCOA or the MCOA Group, except as required by law.

7.                  Exceptions to Confidentiality. Nothing herein shall be construed to prevent disclosure of Confidential Information by either Party as may be required by applicable law or regulation, including Sections 13 and 15d of the Securities Exchange Act of 1934, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Parties agree to notify each other of any legal process seeking Confidential Information and allow that Party to take whatever legal action it deems appropriate to limit or seal this Agreement and the Transaction Agreements.

7.1       Nothing in this confidentiality provision prohibits or restricts the Parties (or the Parties’ attorneys) from otherwise communicating with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any other federal or state regulatory authority regarding this settlement or its underlying facts or circumstances.

8.                  Knowing and Voluntary Acknowledgment. The Parties specifically agree and acknowledge that: (a) They have each read this Agreement in its entirety and understand all of its terms; (b) They have consulted with legal counsel as each deemed necessary; (c) They each knowingly, freely, and voluntarily assent to all of its terms and conditions including, without limitation, the waiver, release, and covenants contained herein and the Civil Code Section 1542 waiver; and, (d) They are executing this Agreement, including the waiver and release, including the Civil Code Section 1542 waiver, in exchange for good and valuable consideration in addition to anything of value to which the Parties are otherwise entitled.

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9.                  Non-Disparagement. The Parties agree and covenant that each shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning each other, their respective officers, directors or affiliates, or their respective businesses, now or in the future.

10.              Successors and Assigns. This Agreement shall inure to the benefit of the respective Parties and each of their successors and assigns.

11.              Dispute Resolution; Governing Law and Forum Selection. This Agreement, for all purposes, shall be construed in accordance with the laws of California without regard to conflict-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought in state or federal courts located in the state of California, county of San Diego. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

12.              Attorneys' Fees and Costs. If either Party breaches any of the terms of this Agreement or any post-termination obligations articulated/referenced in it, to the extent authorized by California law, the non-prevailing party as determined by a Court of competent jurisdiction, will be responsible for payment of all reasonable attorneys' fees and costs incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

13.              Entire Agreement. This Agreement contains all of the understandings and representations between MCOA, the MCOA Group and Tangiers relating to the subject matter herein and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

14.              Enforcement. The Parties mutually agree that this Agreement can be specifically enforced in any court of competent jurisdiction and can be cited as evidence in legal proceedings alleging breach of this Agreement.

15.              Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Parties. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of any other provision or condition, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege under this Agreement operate as a waiver to preclude any other or further exercise of any right, power, or privilege.

16.              Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement is held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall remain in full force and effect and continue to be binding upon the Parties, with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

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17.              Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18.              Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart's signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

19.              Notices. All notices under this Agreement must be given in writing by personal delivery/regular mail or email at the addresses indicated in this Agreement or any other address designated in writing by either party. When providing written notice to a Party a copy must be provided to the Parties’ counsel at the address below.

Notice to MCOA & the MCOA Group:

Tad Mailander [tmailander@gmail.com]

Mailander Law Office, Inc.

945 4th Avenue, Ste. 311, San Diego, CA 92101

(619) 239-9034; tmailander@gmail.com.

Notice to Tangiers:

Justin Ederle [Justin@tangierscapital.com]

Tangiers Global, LLC

Caribe Plaza Office Building, 6th Floor

Palmeras St. #53

San Juan, Puerto Rico 00901

20.              Acknowledgment of Full Understanding. THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THEIR CHOICE BEFORE SIGNING THIS AGREEMENT, INCLUDING THE APPLICATION AND MEANING OF THE CIVIL CODE SECTION 1542 WAIVER. THE PARTIES FURTHER ACKNOWLEDGE THAT THEIR RESPECTIVE SIGNATURES BELOW ARE AN AGREEMENT TO RELEASE EACH OTHER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

TANGIERS GLOBAL, LLC	MARIJUANA COMPANY OF AMERICA, INC./MCOA GROUP
By: ________________________ Name: JUSTIN EDERLE Title: MANAGING PARTNER	By: _________________________ Name: DONALD STEINBERG Title: PRINCIPAL EXECUTIVE OFFICER

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